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Mack-Cali Sends Letter to Shareholders

Outlines Steps the Board Has Taken To Welcome and Work Collaboratively

with Bow Street Directors and Provide Them with Influential Board Roles

Highlights the Bow Street Nominees’ Conflicts of Interest and Affiliations with Bow Street

Jersey City, NJ - May 26, 2020 - Mack-Cali Realty Corporation (NYSE: CLI) (“Mack-Cali” or the “Company”) today announced that it has mailed a letter to shareholders to outline the numerous steps the Mack-Cali Board of Directors has taken to welcome and work collaboratively with the directors elected following Bow Street Special Opportunities Fund XV, LP and certain of its affiliates’ (“Bow Street”) 2019 proxy contest. The letter also corrects the false claims Bow Street has attempted to use as grounds for their campaign for control of Mack-Cali and highlights the Bow Street nominees’ conflicts of interest and affiliations with Bow Street, which call into question the nominees’ ability to act as independent directors.

Ahead of the Company’s Annual Meeting of Stockholders, scheduled for June 10, 2020 (the “Annual Meeting”), Mack-Cali strongly recommends that shareholders vote to support the Mack-Cali Board and protect the value of their investment by voting on the WHITE proxy card “FOR” all of Mack-Cali’s ELEVEN highly qualified and experienced director nominees. In addition to the Company’s CEO, Michael J. DeMarco, and five incumbent independent directors – Alan S. Bernikow, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid – the Company’s slate of nominees includes five new highly qualified, independent nominees: Z. Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky.

Additional information about Mack-Cali's highly qualified nominees and other materials related to the annual meeting, including a copy of the letter being mailed to Mack-Cali shareholders today, can be found at www.VoteWhiteForMack-Cali.com. The full text of the letter follows:

May 26, 2020

Dear Fellow Mack-Cali Shareholders,

Bow Street Special Opportunities Fund XV, LP and certain of its affiliates (“Bow Street”) are waging a proxy contest for majority control of the Board of Directors, seeking eight seats on the Board.

Bow Street is an activist hedge fund that holds less than 5% of the Company’s outstanding shares. Last year, Bow Street submitted a lowball bid for Mack-Cali assets, and it is now looking to capture control of the Board, fire the Company’s CEO and potentially pursue a transaction that would allow Bow Street to profit at the expense of other shareholders.

Bow Street’s campaign for control is based on numerous thinly-supported, misleading or demonstrably false claims, to which we have repeatedly responded. Most recently, Bow Street issued a press release on May 22, 2020 on behalf of the four current directors nominated by Bow Street and elected at the Company’s 2019 annual meeting (the “Bow Street Directors”). In that press release, the Bow Street Directors repeat many of the false and misleading claims that Bow Street has previously used to generate shareholder support for its self-interested campaign to gain control of the Company. We rebut some of these false claims in this letter.

Bow Street Claim #1	“Incoming directors’ independent oversight proved so onerous that the Legacy Board took the unprecedented step of attempting to remove these duly elected individuals”[1]

We never sought to remove the Bow Street Directors from the Board. On the contrary, we invited all of them to be re-nominated on the Company’s slate on January 28, 2020, and all four accepted that invitation. It was not until weeks later, on March 12, 2020 – when Bow Street submitted its formal nomination notice – that the Company and the Board became aware that the Bow Street Directors had held secret discussions with Bow Street and its legal counsel to join Bow Street’s control slate and become a part of its campaign to remove the CEO of Mack-Cali and derail our business strategy. We view the Bow Street Directors’ decision to proceed in secrecy and conceal their actions from the Board not only as a calculated move to assist Bow Street in its campaign to take control of the Board, but also as an act of bad faith and an abdication by the Bow Street Directors of their fiduciary duties to Mack-Cali shareholders.

Upon learning of the Bow Street Directors’ unprecedented decision to join the dissident’s slate without informing the Board, the Board had no choice but to withdraw its invitation for the Bow Street Directors to be re-nominated on the Company’s slate, and to seek new independent director candidates to join the Company's slate of nominees. After all, how could the Bow Street Directors remain on the Company’s slate supporting the CEO and the Board-approved strategy after they chose to run on the dissident slate advocating the removal of our CEO and attacking the Company’s strategy? The Board also had to form the Annual Meeting Committee to resolve the conflict of interest that the Bow Street Directors had created.

Following the spirit of last year’s vote, the Nominating and Corporate Governance Committee (the “NCG Committee”) conducted a comprehensive search to identify five new highly qualified nominees. The NCG Committee engaged Ferguson Partners, a nationally recognized search firm, to identify qualified candidates and interviewed 23 individuals before selecting our five nominees. All of our new nominees have highly relevant skill sets, deep experience in the public REIT space, and are seasoned public company directors from across various industries. All of our new nominees are totally independent of the Company’s management, any of the current Board members and the Mack family.

Bow Street Claim #2	“On many occasions over the past year, [the Bow Street Directors] have raised important governance issues with management … and objected to specific actions related to the Company's strategic direction”[2]

In its May 22, 2020 press release, Bow Street claims that it was the Bow Street Directors’ willingness to express dissent in the boardroom that led the Board to the decision to exclude them from the Company’s slate. Nothing could be further from the truth. On the contrary, it was the Bow Street Directors’ conduct outside the boardroom and their failure to share their views in the boardroom that led the Board to believe that they lack the independence, integrity and commitment to fulfill their fiduciary duties that our stockholders are entitled to expect of Mack-Cali directors.

The Bow Street Directors’ decision to join the dissident slate was not the culmination of a year of “onerous independent oversight,” as Bow Street claims. In fact, having served on the Board for nearly a year, the Bow Street Directors never voiced any concerns with our CEO, consistently supported the Company’s strategic plan, and voted in unanimity with the rest of the Board on every single matter. In their press release the Bow Street Directors now appear to dismiss those votes as “rubber-stamp decisions”3 – we believe shareholders had trusted that the Bow Street Directors’ votes would reflect their honest evaluation of board resolutions. It appears that faith was misplaced.

1 Bow Street Investor Presentation (May 2020), slide 10.

2 Bow Street Press Release (May 22, 2020).

3 Bow Street Press Release (May 22, 2020).

With four seats on the Board, the Bow Street Directors were in a position of tremendous power and influence. We challenge the Bow Street Directors to provide a single specific example of how they: 1) voted against any proposed Board action; 2) proposed any resolution, or made and seconded any motion in opposition to the course of action approved by the Board; or 3) proposed any resolution, or made and seconded any motion as an alternative to the Company’s approach on governance or strategic direction. The Bow Street Directors had every opportunity to object to the Company’s approach, instead they chose to express dissent only after signing onto Bow Street’s campaign for control of the Company. If the Bow Street Directors disagreed with the Board’s decisions, they had a fiduciary duty to raise their concerns in a timely manner, rather than waiting for a new proxy contest.

Bow Street Claim #3	The Bow Street Directors agreed to be named on Bow Street’s control slate because Mack-Cali would not “clearly and irrevocably” commit to re-nominate them[4]

In its May 22, 2020 press release, Bow Street claims that the Bow Street Directors agreed to be named on Bow Street’s 2020 control slate because Mack-Cali would not “clearly and irrevocably” commit to re-nominate them on the Company’s slate. This claim is also demonstrably false.

As described above, each of the Bow Street Directors was invited by the Board in writing to be re-nominated on the Company’s slate on January 28, 2020, and each of them affirmatively and unambiguously accepted, in writing, the Company’s invitation. If the Bow Street Directors had any concerns about their re-nomination, all they needed to do was make a phone call or send an email to the Chairman of the NCG Committee or the Lead Independent Director, who would have confirmed the Board’s invitation for the Bow Street Directors to be included in the Company’s slate. Instead, the Bow Street Directors chose to secretly join Bow Street’s slate.

We encourage our shareholders to ask themselves the following question: If the Bow Street Directors’ sole objective was “to ensure Mack-Cali shareholders had the opportunity to elect [them] for another term,” as Bow Street claims in its May 22, 2020 press release, then why would the Bow Street Directors choose to join Bow Street’s slate instead of simply reconfirming their agreement to be re-nominated on the Company’s slate, which had been offered to them by the Board? In our view, the answer is simple: influenced by their affiliations with Bow Street, the Bow Street Directors support Bow Street’s agenda and wanted to campaign on Bow Street’s behalf in this year’s proxy contest, so they sought counsel from Bow Street’s legal advisors and decided to conceal their actions from the Board, rather than acting in good faith and with transparency.

Bow Street Claim #4	The Bow Street Directors “have been excluded from strategic discussions and decision making”[5]

In its May 22, 2020 press release, Bow Street claims that the Bow Street Directors “have been excluded from strategic discussions and decision making,” that “[their] views have been unwelcome” and that “concerns [they] have raised were consistently ignored.” The truth is that the Bow Street Directors were included in strategic discussions and they have opted out of opportunities to contribute even more fully.

4 Bow Street Press Release (May 22, 2020).

5 Bow Street Press Release (May 22, 2020).

Since their election to the Board at the 2019 annual meeting, the Board made every effort to integrate the Bow Street Directors. This included providing them with important committee assignments and ensuring that they were involved in all strategic decisions made by the Board. As noted above, the Bow Street Directors consistently voted in unanimity with the other Board members on every matter that came before the Board since their election in June 2019, including the Board’s handling of the Rizk Ventures proposal (as discussed in more detail below).

The strategic review process may represent the most critical series of strategic discussions and decision making of the last year and demonstrates the Board’s inclusive approach. Bow Street Directors MaryAnne Gilmartin and Frederic Cumenal, held two of the four seats on the Shareholder Value Committee, which was created by the Board following the 2019 annual meeting to conduct an independent review of the Company’s strategic alternatives. Ms. Gilmartin took the lead on identifying the committee’s independent financial and legal advisors, Goldman Sachs, Inc. and Willkie, Farr & Gallagher, LLP. Upon completion of its work, the Shareholder Value Committee presented its recommendations to the full Board, and the Bow Street Directors participated in the Board’s discussion of the committee’s recommendations. At its December 17, 2019 meeting, the Board (including all of the Bow Street Directors) unanimously voted to approve the Shareholder Value Committee’s recommendations to sell the Company’s entire suburban office portfolio and to form a new Special Committee to assist management in reviewing any potential acquisition proposals.

Ms. Gilmartin and Mr. Cumenal were also offered seats on the Special Committee, which was formed by the Board based on the recommendations of the Shareholder Value Committee. It was contemplated that the Special Committee would comprise all of the former members of the Shareholder Value Committee, plus two additional independent directors, Laura Pomerantz and Rebecca Robertson, who expressed their desire to be involved in the committee’s work. However, Ms. Gilmartin declined to join the Special Committee because she was too busy with her own business. At its January 24, 2020 meeting, the Special Committee (including Mr. Cumenal) unanimously expressed support for the Board’s decision to sell the Company’s entire suburban office portfolio, as recommended by the Shareholder Value Committee.

Bow Street Claim #5	The Bow Street Directors “were relegated to committee positions that were designed to be uninfluential”[6]

In its May 22, 2020 press release, Bow Street claims that the Bow Street Directors “were relegated to committee positions that were designed to be uninfluential.” In fact, the Bow Street Directors were given appropriate committee roles, commensurate with those given to the other new Board members elected at the 2019 annual meeting.

The Bow Street Directors held four seats on the Audit Committee, which is the Board committee that is best positioned to get new directors up to speed on the Company’s business operations and financial performance. Moreover, two Bow Street Directors were offered the opportunity to become Audit Committee Chair, an opportunity each of them declined. In addition, as discussed above, two of the Bow Street Directors served on the Shareholder Value Committee and were subsequently offered the opportunity to serve on the Special Committee (which one of them declined). It should also be noted that all of the Bow Street Directors voted to approve the committee assignments given to the new Board members after the 2019 annual meeting.

Bow Street Claim #6	Bow Street’s nominees are “trustworthy,” and 7 of 8 are “fully independent of Bow Street”[7]

6 Bow Street Press Release (May 22, 2020).

7 Bow Street Investor Presentation (May 2020), slides 2, 69.

Bow Street claims that seven of the eight nominees on its control slate are “fully independent of Bow Street.” We do not believe this is credible, for the reasons described below. In fact, we believe that the conduct of the Bow Street Directors as well as certain of Bow Street’s new nominees calls into question their integrity, trustworthiness and ethics as potential Mack-Cali directors.

Unlike the Company’s five new highly-qualified, independent director candidates, each of whom was selected with the assistance of Ferguson Partners, a nationally recognized search firm, through a comprehensive and transparent process that has been fully disclosed in the Company’s proxy materials, all of Bow Street’s nominees were handed-picked by Bow Street’s principals in an opaque process that seems to have prioritized established relationships with Bow Street and a willingness to support Bow Street’s agenda.

Many of Bow Street’s “independent” nominees have conflicts of interest and affiliations with Bow Street that we believe would prevent them from effectively representing all Mack-Cali shareholders. These conflicts and affiliations include the following:

•	Alan Batkin is a limited partner (with an approximately $1.0 million investment) in Bow Street’s fund and has a vested interest in Bow Street’s campaign for control. Mr. Batkin further demonstrated his affiliation with Bow Street by effectively acting as Bow Street’s representative in settlement negotiations with Mack-Cali’s Lead Independent Director in March 2020.

•	Frederic Cumenal is a board member at Blue Nile, Inc., a company taken private by Bow Street and Bain Capital in 2016. Bow Street failed to disclose that affiliation last year, and their 2020 definitive proxy statement again omits this disclosure. Bow Street only acknowledged this special relationship after Mack-Cali identified the connection and highlighted this affiliation to shareholders.

•	Mahbod Nia was CEO of NorthStar Realty Europe when Bow Street took an activist stake and unsuccessfully attempted to acquire the company in a campaign that highlighted governance concerns. Several months later, Bow Street withdrew its offer and sold its shares, at an approximately 9% premium, to NRE’s external manager, Colony NorthStar, in a transaction that benefited Bow Street at the exclusion of other NRE shareholders.

•	Tammy Jones inappropriately attempted (in two separate emails) to recommend her husband (who has a different last name) to Ferguson Partners as a potential Mack-Cali nominee, two days after she signed on to Bow Street’s dissident slate and without disclosing his relationship to her. After Mack-Cali disclosed this troubling act, Bow Street appears to have attempted a cover-up on behalf of Ms. Jones, emphatically claiming in a public filing (https://www.sec.gov/Archives/edgar/data/924901/000119312520140431/d927657ddfan14a.htm) that Ms. Jones shared her husband’s name with Ferguson only in the context of a 2019 initiative to promote ethnic diversity on public company boards. The emails do not lie. You can read them at https://votewhiteformack-cali.com/wp-content/uploads/2020/05/Tammy-K.-Jones-correspondence-recommending-husband’s-Kirk-Sykes-consideration-in-director-search-process-after-agreeing-to-join-Bow-Street-slate-–-02.20.20-03.05.20.pdf and https://votewhiteformack-cali.com/wp content/uploads/2020/05/Tammy-Jones-email-introducing-husband-Kirk-Sykes-to-Ferguson-Partners-–-03.05.20.pdf, on the Exhibits page of our website (at https://votewhiteformack-cali.com/exhibits/).

•	Nori Gerardo Lietz sent a memo to the Board on March 2, 2020, containing inflammatory and factually inaccurate statements about the Board’s handling of the Rizk Ventures proposal, only one day before she formally agreed (and signed a written consent) to be nominated on Bow Street’s control slate (without informing the Board of her decision). In her memo, Ms. Lietz claimed to have been “blindsided” by the Company’s response to Rizk Ventures and indicated that she had never been consulted on the views expressed in the Company’s February 5, 2020 letter to Rizk Ventures. The accusations contained in Ms. Gerardo Lietz’s memo were particularly inflammatory because only a few weeks prior, she had reviewed and approved of the Company’s draft response to Rizk Ventures, which was circulated by the Company to all Board members (including the Bow Street Directors) before it was sent to Rizk Ventures, and she confirmed by reply email (available at https://votewhiteformack-cali.com/wp-content/uploads/2020/05/Nori-G.-Lietz-email-approving-response-to-Rizk-Ventures-–-02.05.20.pdf) that she agreed “with the substance and tone of the letter.” On March 4, 2020, the Board sent a memo to Ms. Lietz (available at https://votewhiteformack-cali.com/wp-content/uploads/2020/05/Memo-to-Nori-G.-Lietz-debunking-her-criticisms-of-board-practices-–-03.04.20.pdf) in response to her accusations, refuting her claims point-by-point with supporting evidence. In addition, Ms. Lietz later inappropriately copied Bow Street principals and outside counsel on a private Board communication.

The Web of Conflicts and Affiliations between Bow Street and its Nominees

Bow Street Claim #7	“We are not advocating for a sale of the Company”[8]

In its proxy materials, Bow Street has stated that it is not advocating for a sale of the Company. To be clear, there is nothing wrong with advocating for a sale of the Company. In fact, Mack-Cali has been quite vocal about the fact that it is open to a sale. The multi-year transformation that our management team led by CEO Michael DeMarco is executing is intended to simplify our asset portfolio in order to make the Company more attractive to prospective bidders. As discussed above, the Board has formed the Special Committee to assist management in reviewing potential offers and intends to launch a strategic process as soon as market conditions stabilize.

8 Bow Street Investor Presentation (May 2020), slide 2.

9 Bow Street Investor Presentation (May 2020), slide 68; Bow Street Press Release (May 6, 2020).

However, investors should read Bow Street’s assertion carefully – elsewhere in its proxy materials, Bow Street clarifies that it is not seeking a sale under current market conditions.9 Perhaps more importantly, Bow Street has not ruled out itself (and its partners) as potential acquirers. Shareholders should carefully consider: what safeguards would be in place to ensure that any strategic transaction would maximize value for all shareholders if Bow Street had control of the Board? Such concerns could be alleviated if shareholders had confidence in the independence and good judgment of the nominees on Bow Street’s slate. However, for the reasons described above, we believe that Bow Street’s hand-picked nominees – led by Akiva Katz, Bow Street’s principal – would be unlikely to provide the independence, integrity and good judgment required to prevent potential self-dealing by Bow Street.

In 2019, Bow Street submitted a lowball bid for Company assets under threat of a proxy contest and then nominated its initial control slate of six candidates the same day the Board informed Bow Street that the offer was inadequate, unfinanced and unworkable. Moreover, Bow Street’s representatives later indicated that Bow Street would be willing to withdraw its director nominations if the Company agreed to sell certain of the Company’s office properties to Bow Street and its partners at a “wholesale” price. Since winning four Board seats in 2019, Bow Street has sent multiple letters – addressed to both the full Board and separately to the Bow Street Directors – advocating for a sale of the Company or its assets.

As previously stated, the Company is actively selling assets, intends to launch a strategic process as soon as market conditions stabilize, and is willing to sell the Company or its assets at a price that maximizes value for all shareholders. Consistent with our fiduciary duties to all shareholders, we will not let any bidder, including Bow Street, acquire the Company or its assets at a “wholesale” price that would not allow all shareholders to realize the full value of their investment in Mack-Cali.

Bow Street Claim #8

“Press reports suggest acquisition interest from at least 5 parties since the AGM”

“Chairman Bill Mack and his family then attempted to privatize CLI; simultaneously, Mr. Mack and Legacy Board were obstructing incoming bids”[10]

Bow Street has repeatedly attempted to substantiate its false claims that the Company has received and rejected at least five bids by citing a single online news article published on March 3, 2020, which in turn cites a single anonymous source.11 It seems significant that the article in question ran on March 3, 2020 in the midst of a flurry of activity tied to Bow Street:

•	This is the same day the first two of Bow Street’s nominees (one of them being Ms. Lietz) signed consents to join Bow Street’s 2020 slate.

•	One day prior, Ms. Lietz sent her inflammatory and factually inaccurate memo disingenuously claiming to be “blindsided” by the Company’s response to the Rizk Ventures offer, which she had previously agreed to “in substance and tone”.

•	Two days later, Ms. Jones inappropriately attempted to position her husband as a Mack-Cali nominee, which fact Bow Street later tried to cover up.

Looking at the remarkable confluence of events that happened on and around the article’s publication date, shareholders might wonder why Bow Street’s arguments rest so heavily on this single anonymous source, as well as about the motivations and identity of the anonymous source.

10 Bow Street Investor Presentation (May 2020), slide 10.

11 Alexandra Garfinkle, “Outgoing Mack-Cali Chairman Weighs Bid,” The Deal, March 3, 2020, available at https://pipeline.thedeal.com/article/20004312/index.dl.

It is important to note that, despite mentioning “at least five” bidders, the article names only one bidder, Rizk Ventures. The full Board, including the four Bow Street Directors, unanimously supported the decision not to move forward with Rizk Ventures given its failure to provide, despite the Company’s repeated requests, basic information that would enable the Board to evaluate the offer. As described above, prior to responding to Rizk Ventures, all Board members reviewed the Company’s draft response, and Ms. Lietz specifically stated that she agreed with it “in substance and tone” (available at https://votewhiteformack-cali.com/wp-content/uploads/2020/05/Nori-G.-Lietz-email-approving-response-to-Rizk-Ventures-–-02.05.20.pdf). Shareholders might also wonder why Bow Street continues to support the Bow Street Directors but seeks to cast doubt on the Board’s decision not to pursue the Rizk Ventures proposal – a decision all four Bow Street Directors supported.

Further, Bow Street has repeatedly attempted to use this same article as evidence supporting its false claims that members of the Mack family are preparing a take-private bid for Mack-Cali. As previously disclosed, the Mack family did not make an offer for the Company in the last year, or at any other time. Having served on the Board for almost a year, the Bow Street Directors are fully aware of this fact. Consistent with its pattern of omitting relevant information, for all the times Bow Street has referenced this same article, it has never chosen to share the only “on the record” quote in the article: "[There's] no chance that Bill Mack could take [Mack-Cali] private without a full and fully disclosed marketing process.”

Contrary to Bow Street’s false claims, no credible proposals have been received by the Company since the 2019 annual meeting. The Board and management team are not aware of the other offers referenced in the article, but if Bow Street has details of any potential offers, we would welcome the opportunity to learn about them. We have repeatedly stated, both publicly and privately, that Mack-Cali will launch a strategic process when markets stabilize, and that we are open to any credible offers.

Bow Street Claim #9	“We are not activists”[12]

Bow Street has repeatedly stated that it is not an activist. However, the facts suggest the opposite. In addition to the two campaigns for Board seats that Bow Street has run at Mack-Cali, it also ran a campaign at Northstar Realty Europe (“NRE”) in 2016-2017. Mahbod Nia, one of Bow Street’s new nominees, was CEO at NRE during that campaign.

Many of Bow Street’s Complaints Seem to Focus on Issues That Were Resolved After the 2019 Annual Meeting

Bow Street keeps grasping at Mack-Cali’s historical governance issues, claiming that the Board is controlled by legacy Board members and run for the benefit of the Mack family. On June 11, 2020, following Chairman William Mack’s retirement, no members of the Mack family will remain on the Board. We have committed to appointing an independent chairman following the Annual Meeting. If the Company’s slate is elected, two additional directors plan to retire at the 2021 annual meeting, after which the longest tenured director will have served for less than five years.

The Board has fulfilled its commitments from last year, and we pledge to continue demonstrating responsiveness to our shareholders going forward

Following the 2019 annual meeting, Mack-Cali and its Board have taken meaningful action in response to shareholder feedback. After the full Board approved the recommendations of the Shareholder Value Committee, the Board formed the Special Committee to assist management in evaluating any potential offers for the Company or its assets, and the Board intends to launch a strategic process as soon as market conditions stabilize following the ongoing COVID-19 crisis.

12Bow Street Investor Presentation (May 2020), slide 7.

The Company has also made significant enhancements to its governance profile and Board composition.

We are disappointed that Bow Street is running a repeat campaign this year, and we are shocked that the four Bow Street Directors decided to serve again on Bow Street’s slate, despite voting in unanimity with the other Board members on all matters throughout their year on the Board. We are even more shocked that Bow Street’s campaign for control of the Company and its Board is so heavily based on the thinly-supported, misleading and demonstrably false claims that we have highlighted in this letter.

The Company’s slate offers an alternative. We conducted an extensive search process and have identified five new highly qualified nominees, each of whom is fully independent of Company management, the current Board members and the Mack family. A vote on the WHITE card is a vote for Mack-Cali’s refreshed and reconstituted Board, which will include five new highly qualified, independent and experienced nominees, who have the skillset to oversee our Company as we seek to maximize value for all shareholders.

The Board strongly recommends that you vote on the WHITE proxy card “FOR” ALL of Mack Cali’s ELEVEN director nominees.

Thank you for your continued support.

Sincerely,

The Annual Meeting Committee of the Mack-Cali Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

MACKENZIE PARTNERS, INC.

1407 Broadway
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

REMEMBER:
We urge you NOT to vote using any Gold proxy card sent to you by Bow Street, as doing so will revoke your vote on the WHITE proxy card.

About Mack-Cali Realty Corporation

One of the country's leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward Looking Statements

Statements made in this communication may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "target," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This communication may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. The Company has filed with the Securities and Exchange Commission (the "SEC") and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC's website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this communication is set forth in the definitive proxy statement filed by the Company for the Annual Meeting. The definitive proxy statement and any other documents filed by the Company with the SEC may be obtained by investors and stockholders free of charge on the SEC's website at www.sec.gov. Copies will also be available at no charge on the Company's website at https://www.mack-cali.com.

Contacts: Michael J. DeMarco Mack-Cali Realty Corporation Chief Executive Officer (732) 590-1589 mdemarco@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Chief Administrative Officer (732) 590-1025 dcrockett@mack-cali.com
Proxy Solicitor: Lawrence E. Dennedy MacKenzie Partners, Inc. (212) 929-5500 ldennedy@mackenziepartners.com	Media Contacts: Viveca Tress / Lucas Pers Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449